Exhibit 5.1 Eversheds Sutherland (US) LLP 700 Sixth Street NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0218 F: +1 202.637.3593 cynthiakrus@eversheds-sutherland.com

July 23, 2025

Lucid Capital Markets, LLC
Goldman Sachs & Co. LLC
As Representatives of the several Underwriters

c/o Lucid Capital Markets, LLC
295 Madison Avenue, 39th Floor
New York, New York 10017

c/o Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282
Ladies and Gentlemen:
We have acted as counsel to each of OFS Capital Corporation, a Delaware corporation (the “Company”), OFS Capital Management, LLC, a Delaware limited liability company (the “Adviser”), and OFS Capital Services, LLC, a Delaware limited liability company (the “Administrator”), in connection with the underwriting agreement, dated July 16, 2025 (the “Underwriting Agreement”), by and among the Company, the Adviser and the Administrator, on the one hand, and Lucid Capital Markets, LLC and Goldman Sachs & Co. LLC, as representatives (the “Representatives”) of the several underwriters listed on Schedule I thereto (the “Underwriters”), on the other hand, which Underwriting Agreement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale today of $69,000,000 aggregate principal amount of 7.50% Notes due 2028 (the “Notes”) of the Company, pursuant to the Company’s Registration Statement on Form N-2 (File No. 333-278170) filed under the Securities Act, which Registration Statement was declared effective by the U.S. Securities and Exchange Commission on May 29, 2024 (such Registration Statement at the time it became effective on May 29, 2024, including the information, if any, deemed to be part of the Registration Statement at the time of its effectiveness pursuant to Rule 430B, Rule 430C and Rule 424(b) under the Securities Act, and the documents incorporated by reference therein, the “Registration Statement”). This opinion letter is delivered to you pursuant to Section 7(a) of the Underwriting Agreement.

The Notes are to be issued pursuant to an indenture, dated April 16, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as

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Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated July 23, 2025 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with rendering this opinion letter, we have examined (i) the Registration Statement, (ii) the preliminary prospectus supplement, dated as of July 16, 2025, relating to the Notes (and together with the documents incorporated by reference therein and the base prospectus, dated as of May 29, 2024 (the “Base Prospectus”), included therein, the “Preliminary Prospectus”), which Preliminary Prospectus omitted certain pricing terms and related information regarding the Notes (the “Pricing Information”) in accordance with Rule 430B under the Securities Act, and (iii) the final prospectus supplement, dated as of July 16, 2025 (and together with the documents incorporated by reference therein and the Base Prospectus included therein, the “Prospectus”), which included the Pricing Information.

In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)the Underwriting Agreement;
(ii)the Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Correction to the Certificate of Incorporation of the Company, certified as of the date hereof by an officer of the Company (the “Certificate of Incorporation”);
(iii)the Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);
(iv)the Certificate of Formation of the Adviser, certified as of the date hereof by an officer of the Adviser (the “Adviser Certificate of Formation”);
(v)the Limited Liability Company Agreement of the Adviser, certified as of the date hereof by an officer of the Adviser (the “Adviser Operating Agreement”);
(vi)the Certificate of Formation of the Administrator, certified as of the date hereof by an officer of the Administrator (the “Administrator Certificate of Formation,” and together with the Adviser Certificate of Formation, the “Certificates of Formation”);
(vii)the Limited Liability Company Agreement of the Administrator, certified as of the date hereof by an officer of the Administrator (the “Administrator Operating Agreement,” and together with the Adviser Operating Agreement, the “Operating Agreements”);
(viii)the Investment Advisory and Management Agreement, dated November 7, 2012, by and between the Company and the Adviser (the “Advisory Agreement”);
(ix)the Administration Agreement, dated November 7, 2012, between the Company and the Administrator (the “Administration Agreement”);
(x)the Trademark License Agreement between the Company and Orchard First Source Asset Management, LLC, dated November 7, 2012, (the “License Agreement,” and together with the Advisory Agreement and the Administration Agreement, the “Company Agreements”);

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

(xi)the Base Indenture;
(xii)the Seventh Supplemental Indenture;
(xiii)the Notes;
(xiv)resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to, among other things, (i) the preparation and filing of the Registration Statement, the Preliminary Prospectus and the Prospectus; (ii) the offering, issuance and sale of the Notes, and the terms and conditions thereof; and (iii) the authorization of the execution and delivery of the Underwriting Agreement, the Indenture and each of the Company Agreements, certified as of the date hereof by an officer of the Company;
(xv)resolutions adopted by the manager of the Adviser relating to, among other things, the authorization of the execution and delivery of the Underwriting Agreement and the Advisory Agreement, certified as of the date hereof by the manager of the Adviser;
(xvi)resolutions adopted by the manager of the Administrator relating to, among other things, the authorization of the execution and delivery of the Underwriting Agreement and the Administration Agreement, certified as of the date hereof by the manager of the Administrator;
(xvii)certificates of Good Standing with respect to the Company, the Adviser and the Administrator issued by the Delaware Secretary of State as of a recent date (each, a “Delaware Certificate of Good Standing”);
(xviii)letters attesting the continued good standing status of the Company, the Adviser and the Administrator as confirmed by the Delaware Secretary of State on July 16, 2025 (together with the respective Delaware Certificate of Good Standing, each a “Delaware Confirmation of Good Standing”); and
(xix)the Opinion Instruments (as defined below).
With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification:

(a)    the genuineness of all signatures on all documents submitted to us for examination;

(b)    the legal capacity of all natural persons;

(c)    the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies; and

(d)    that at the time of issuance of the Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), giving effect to Section 61(a)(2) and 18(e) of the Investment Company Act.

This opinion letter has been prepared and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company, the Adviser and the Administrator, and on the representations, warranties and covenants of the Company, the Adviser and the Administrator and you set forth in the Underwriting Agreement. We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter). We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the federal laws of the United States of America and the laws of the State of New York, in each case, that in our experience are applicable to transactions of the nature contemplated by the Underwriting Agreement or the Company Agreements, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), and we express no opinion as to the applicability or effect of any other laws of such jurisdictions or the laws of any other jurisdictions.

In addition, our opinions hereinafter expressed are expressly qualified as follows:
(i)    we express no opinion with respect to the provisions of any agreement, including the Underwriting Agreement, insofar as it provides for indemnification for violations of federal or state securities laws or for contribution in respect of actions or liabilities arising out of such violations;
(ii)     our opinions regarding the validity, binding effect or enforceability of any document, instrument, agreement or security are subject to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity; and
(iii)     we express no opinion as to any matters arising under, or the effect of any of, the following: (a) the Foreign Corrupt Practices Act; the Trading with the Enemy Act; any foreign assets control regulations of the United States Treasury Department; the USA PATRIOT Act; Executive Order No. 13,224 (“Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism”) and similar laws and executive orders; (b) state securities laws; (c) except as expressly stated in opinion paragraphs 5, 13 and 14 (only with respect to the Investment Company Act), paragraph 6 (with respect to the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”)), paragraphs 8 and 15, and paragraph 10 (only with respect to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), federal securities laws or (d) except as expressly stated in opinion paragraph 15, federal or state tax, broker-dealer, antitrust, insolvency or anti-fraud laws.
On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

1.Based solely on the Delaware Confirmation of Good Standing, the Company is a corporation validly existing in good standing under the DGCL.

2.The Company has the corporate power to own its property and to conduct its business as described in the Registration Statement, the Preliminary Prospectus and the

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

Prospectus and to execute and deliver, and perform its obligations under, the Underwriting Agreement, the Indenture, and the Notes.

3.Based solely on the respective Delaware Confirmations of Good Standing, each of the Adviser and the Administrator is a limited liability company validly existing in good standing under the DLLCA.

4.Each of the Adviser and the Administrator has the limited liability company power to own its property and to conduct its business as described in the Registration Statement, the Preliminary Prospectus and the Prospectus.

5.The Underwriting Agreement has been duly authorized, executed and delivered by each of the Company, the Adviser and the Administrator, and the Indenture and the Notes have been duly authorized, executed and delivered by the Company, and each such document complies in all material respects with the applicable provisions of the Investment Company Act.

6.The Advisory Agreement complies, in all material respects, with the applicable provisions set forth in Section 205(a)(2) of the Advisers Act and Section 15(a) of the Investment Company Act.

7.The sale and issuance of the Notes has been authorized by the Company and the Notes have been duly authorized, executed and delivered by the Company, and when duly executed, authenticated and delivered by the Trustee in accordance with the terms of the Indenture and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture and entitled to the benefits of the Indenture.

8.No consent, approval, authorization or order (i) of, or registration, qualification or filing with, any governmental body or agency is required under the DGCL or the federal laws of the United States or (ii) is required under any Opinion Instrument (as defined below) for the issuance and sale of the Notes by the Company in accordance with the terms of the Underwriting Agreement, or the execution or delivery by each of the Company, the Adviser and the Administrator of, or the performance by each of the Company, the Adviser and the Administrator of its respective obligations under, the Underwriting Agreement, the Indenture, the Notes or any of the Company Agreements to which it is a party, except such (a) as have been already obtained under the Securities Act, the Investment Company Act, the Advisers Act or the respective rules or regulations promulgated thereunder, (b) as otherwise may have been already obtained or (c) as may be required under the bylaws, rules and regulations of the Financial Industry Regulatory Authority, Inc. or the Nasdaq Stock Market.

9.The execution and delivery of the Indenture and the Notes by the Company, and the execution and delivery by each of the Company, the Adviser and the Administrator of the Underwriting Agreement and each Company Agreement to which it is a party, does not, and the performance by the Company of its obligations under the Indenture and the Notes and by the each of the Company, the Adviser and the Administrator of their respective obligations under the Underwriting Agreement and each Company Agreement to which it is a party will not:

(a)violate the Certificate of Incorporation or the Bylaws, the Certificates of Formation or the Operating Agreements;

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

(b)breach or result in a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any agreement filed as an exhibit to, or incorporated by reference in, the Registration Statement or identified on Schedule I hereto (each, an “Opinion Instrument”), provided, however, that the foregoing opinion expressly excludes breaches or defaults under any such agreement (i) involving financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance, (ii) relating to the application of a “material adverse event” or similar words or phrases or (iii) involving any statement or writing that may constitute parol evidence bearing on interpretation or construction; or

(c)violate federal laws of the United States, the laws of the State of New York or the DGCL.

10.The Indenture has been duly qualified under the Trust Indenture Act.
11.The Indenture, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
12.Each of the Company Agreements to which any of the Company, the Adviser or the Administrator is a party has been duly authorized by each of the Company, the Adviser or the Administrator, as applicable, and duly executed and delivered by each of the Company, the Adviser or the Administrator, as applicable, and constitutes a valid and legally binding obligation of each of the Company, the Adviser or the Administrator, as applicable, enforceable against each of the Company, the Adviser or the Administrator, as applicable, in accordance with its terms.

13.Each of the Advisory Agreement and the Underwriting Agreement has been approved by the Board of Directors and the stockholders, if applicable, of the Company in accordance with the procedural requirements of Section 15 of the Investment Company Act.

14.The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds therefrom, will not be required to register as an investment company under the Investment Company Act.

15.The statements in, or incorporated by reference in, each of the Preliminary Prospectus and the Prospectus under the captions “Item 1. Business – Regulation” and “Certain U.S. Federal Income Tax Considerations,” insofar as such statements describe or summarize the legal matters discussed therein, fairly describe or summarize, in all material respects, such legal matters.

We also express no opinion as to any of the following:

(a)provisions that purport to (i) determine, or waive objections to, the forum, venue or jurisdiction of any particular court or other governmental authority or (ii) waive or consent to service of process requirements;

(b)waivers or advance consents that have the effect of waiving (i) legal or equitable defenses (including the obligations of good faith, fair dealing, diligence and reasonableness), (ii) rights to certain damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to the marshalling of assets or similar requirements, (vi) rights to notice or the opportunity to cure failures to perform, (vii) the benefits of statutory, regulatory or constitutional rights, unless and

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

to the extent the applicable statute, regulation, or constitution explicitly permits their waiver, and (viii) other benefits to the extent they cannot be waived under applicable law;

(c)provisions imposing (i) increased interest rates (including interest on interest and compounding of interest) or late payment charges upon delinquency in payment or default, (ii) liquidated damages or (iii) premiums on prepayment, acceleration, redemption, cancellation, or termination or other payments in excess of actual damages, to the extent any such payments are deemed to be penalties or forfeitures; or

(d)provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own acts or omissions.

Our opinions regarding the enforceability of any document, instrument, agreement or security with respect to any choice of law provision is given in reliance on, and is limited in scope to, Section 5-1401 of the General Obligations Law of the State of New York, and we express no opinion with respect to any such provision insofar as it exceeds such scope. We express no opinion as to whether a court outside the State of New York would give effect to the choice of New York law provided in any such document, instrument, agreement or security.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Representatives of the several Underwriters of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

This opinion letter (a) is furnished by us as counsel for each of the Company, the Adviser and the Administrator to you as Representatives of the several Underwriters solely for the benefit of the Underwriters in connection with the transactions contemplated by the Underwriting Agreement, and may be relied upon only by you in connection therewith and may not be relied upon by you for any other purpose, (b) may not be relied on by, or furnished to, any other person or entity without our prior written consent and (c) without limiting the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

Respectfully submitted,

EVERSHEDS SUTHERLAND (US) LLP

By: /s/ Cynthia M, Krus
Cynthia M, Krus, a partner

Ladenburg Thalmann & Co. Inc.
Lucid Capital Markets, LLC
As Representatives of the several Underwriters
July 23, 2025

Schedule I

•Change in terms to the Business Loan Agreement between OFS Capital Corporation and Pacific Western Bank dated October 31, 2016, filed as Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2016 filed with the U.S. Securities and Exchange Commission on November 4, 2016.

•Commercial Guaranty Agreement among OFS Capital Corporation, OFS Capital WM, LLC, and Pacific Western Bank dated October 31, 2016, filed as Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2016 filed with the U.S. Securities and Exchange Commission on November 4, 2016.

•Business Loan Agreement between OFS Capital Corporation and Pacific Western Bank dated March 7, 2018

•Amendment Four to the Business Loan Agreement between OFS Capital Corporation and Pacific Western Bank dated February 17, 2021

•Change in terms to the Business Loan Agreement between OFS Capital Corporation and Pacific Western Bank dated February 17, 2021

•Commercial Guaranty Agreement among OFS Capital Corporation, OFS Capital WM, LLC, and Pacific Western Bank dated March 7, 2018

•Business Loan Agreement between OFS Capital Corporation and Banc of California, dated April 10, 2019

•Amendment Seven to the Business Loan Agreement between OFS Capital Corporation and Banc of California dated December 15, 2023

•Commercial Guaranty Agreement between among OFS Capital Corporation, OFSCC-MB, Inc., and Banc of California, dated April 10, 2019

•Revolving Credit and Security Agreement by and among OFSCC-FS, LLC, as borrower, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, OFSCC-FS Holdings LLC, as equityholder, OFS Capital Corporation, as servicer, Virtus Group LP, as collateral administrator, and Citibank, N.A., as collateral agent, dated June 20, 2019

•Second Amendment to the Revolving Credit and Security Agreement by and among OFSCC-FS, LLC, as borrower, the lenders from time to time parties thereto, BNP Paribas, as administrative agent, OFSCC-FS Holdings LLC, as equityholder, OFS Capital Corporation, as servicer, and Virtus Group, LP, as collateral administrator, dated February 2, 2023